Exhibit 99.1

Havertys Reports Earnings for Fourth Quarter and Full Year 2018

Atlanta, Georgia, February 19, 2019 – HAVERTYS (NYSE: HVT and HVT.A) reports earnings for the quarter ended December 31, 2018 of $0.45 per share compared to $0.13 per share for the same period of 2017.  The earnings per share for the full year 2018 were $1.42 compared to $0.98 per share for 2017.
Clarence H. Smith, chairman, president and CEO, said, “Our results reflect the impact of our efforts to more closely align gross profit margins with the quality of our Havertys branded merchandise and gains from operational efficiencies against the backdrop of difficult sales conditions.
“The fourth quarter was a challenge for our teams dealing with the tariffs placed on goods from China. We have addressed the disruption to product selection, sourcing, vendor pricing, supply chain and merchandise availability. We expect to continue to manage and work through the effect of the current 10% tariff without material impact to our business. Should the slated increase to 25% in March occur, we believe we can handle this change as well as any other company in our industry.
“We closed five locations during 2018, improving our comparable store sales results and future operating costs. In addition to strict analysis of our store base, SG&A costs are under rigorous scrutiny to ensure that we remain profitable and competitive. We made investments in our people during 2018 as we increased minimum hourly wages, made additional contributions to employees’ 401(k) savings accounts, expanded our sick leave policy and wellness program, and absorbed additional costs related to employee health care benefits.
“The current retail environment highlights the imperative of connecting and meeting the needs of the consumer. We are making continued investments in our online presence and website capabilities and our brick-and-mortar portfolio has never been in better shape. Coupled with our sales consultants and in-home designers we provide an exceptional start to finish shopping experience followed by first-class delivery service. Our entire team is committed to achieving profitable sales growth, efficient operations, and satisfying our customers.”

Financial Highlights

Fourth Quarter 2018 Compared to Fourth Quarter 2017

•
As previously reported, net sales declined 2.8%.  On a comparable store basis, sales were down 1.6%.  Total written sales were down 5.2% and written comparable store sales declined 3.9% over the same period last year.

•	Average written ticket increased 6.7% over last year’s quarter and custom upholstery written business increased 5.8%.
•	Gross profit margin increased 73 basis points to 54.8%. The improvement was primarily from product pricing and mix.
•
Selling, general and administrative costs declined $1.7 million and as a percent of sales increased 60 basis points to 48.8% from 48.2%. Fixed and discretionary expenses were relatively flat. The increases in advertising and marketing expenses of $0.6 million and warehouse costs of $0.3 million were partly offset by a $0.5 million decrease in depreciation. Variable expenses were 18.3% as a percent of sales in 2018 compared to 18.6% in 2017. The savings were driven by reductions in our selling expenses.

NEWS RELEASE - FEBRUARY 19, 2019

•	Other income in 2017 includes $1.9 million in gains from insurance recoveries.
•	Tax expense in 2017 includes $5.9 million for the enactment of the Tax Act which increased our effective tax rate to 79.2% and reduced diluted earnings per share $0.27.
•	During 2018, we paid a special cash dividend of $1.00 per share to common stockholders and $0.95 per share to Class A common stockholders.
•	During 2018, we purchased 202,663 shares of common stock for $4.3 million.

Twelve Months ended December 31, 2018 Compared to Same Period of 2017

•	As previously reported, net sales totaled $817.7 million, compared with $819.9 million in 2017, representing a decrease of 0.3%. Comparable store sales were up 0.3%.
•	Average written ticket was $2,184 an increase of 4.4% and custom upholstery written business increased 8.7%.
•	Gross profit margin increased 30 basis points to 54.6% from 54.3%.
•
Selling, general and administrative costs as a percent of sales increased 40 basis points to 49.5% from 49.1%. Fixed and discretionary expenses increased $1.8 million to $255.0 million. The increase was primarily from administrative costs which grew $1.6 million driven by increased group medical costs. Spending on advertising and marketing increased $0.5 million and warehouse expenses rose $0.5 million, which were partly offset by $0.7 million in lower depreciation. Variable expenses increased to 18.3% as a percent of sales in 2018 from 18.2% in 2017 primarily due to higher delivery costs.

•	Other income in 2017 includes $2.9 million in gains from insurance recoveries.
•	Tax expense in 2017 includes $5.9 million for the enactment of the Tax Act which increased our effective tax rate to 51.2% and reduced diluted earnings per share $0.27.
•	During 2018, we purchased 890,225 shares of common stock for $18.7 million.
•	Our retail store count at the end of 2018 was 120 as we closed five locations and opened one in a new market.

Expectations and Other
•
Our gross profit margin for the full year of 2019 is expected to be 54.6%. First half gross profit margin is projected to be 10 basis points lower than the average for 2019, with the second half running approximately 10 basis points higher. These estimates assume that there will be no increases in the existing tariffs being paid on imports.

•
Fixed and discretionary type expenses within SG&A are expected to be in the $260 to $262 million range for 2019. This includes an estimated $2.0 million impact from the new lease accounting standard which will reduce interest expense by a similar amount. The expected increase is also due to higher occupancy costs from new and relocated stores and inflation. Variable SG&A expenses for 2019 are anticipated to be 18.2% as a percent of sales.

•	Our effective tax rate for 2019 is expected to be 25% excluding the impact from the vesting of stock-based awards.
•
Planned capital expenditures for 2019 are $19 million which include opening a store in two new markets, a new location in the Atlanta market, and a store relocation. Retail square footage is expected to increase 2% in 2019. Investments of $4.0 million in information technology are also included in our planned capital expenditures.

NEWS RELEASE - FEBRUARY 19, 2019

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data – Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017

Net Sales	$208,968	$214,962	$817,733	$819,866
Cost of goods sold	94,502	98,769	371,191	374,943
Gross Profit	114,466	116,193	446,542	444,923
Credit service charges	23	35	103	161
Gross profit and other revenue	114,489	116,228	446,645	445,084

Expenses:
Selling, general and administrative	101,914	103,573	404,856	402,884
Provision for doubtful accounts	10	43	68	224
Other income, net	(12)	(1,927)	(110)	(3,358)
Total expenses	101,912	101,689	404,814	399,750

Income before interest and income taxes	12,577	14,539	41,831	45,334
Interest expense, net	239	469	1,423	2,111

Income before income taxes	12,338	14,070	40,408	43,223
Income tax expense (1)	2,909	11,149	10,101	22,148
Net income (1)	$9,429	$2,921	$30,307	$21,075

Diluted earnings per share:
Common Stock (1)	$0.45	$0.13	$1.42	$0.98
Class A Common Stock	$0.44	$0.13	$1.39	$0.94

Diluted weighted average shares outstanding:
Common Stock	20,957	21,647	21,295	21,599
Class A Common Stock	1,761	1,790	1,765	1,801

Cash dividends per share:
Common Stock	$1.18	$0.1500	$1.72	$0.5400
Class A Common Stock	$1.12	$0.1425	$1.63	$0.5100

(1) In December 2017, the 2017 Tax Cuts and Job Act was enacted and significantly impacted U.S. tax law. As a result of this legislation, our fourth quarter and full year 2017 income tax expense increased $5.9 million, which impacted net income and earnings per share.  Our diluted earnings per common share decreased $0.27 for both the fourth quarter and full year 2017.

NEWS RELEASE - FEBRUARY 19, 2019

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands - Unaudited)

	December 31,
	2018	2017
ASSETS
Current assets
Cash and cash equivalents	$71,537	$79,491
Restricted cash equivalents	8,272	8,115
Accounts receivable, net	1,833	2,408
Inventories	105,840	103,437
Prepaid expenses	8,106	11,314
Other current assets	6,262	5,922
Total current assets	201,850	210,687

Accounts receivable, long-term, net	226	254
Property and equipment, net	216,852	229,215
Deferred income tax	12,544	12,375
Other assets	8,707	8,798
Total assets	$440,179	$461,329

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$19,840	$20,501
Customer deposits	24,465	27,813
Accrued liabilities	39,903	37,582
Current portion of lease obligations	4,018	3,788
Total current liabilities	88,226	89,684

Lease obligations, less current portion	46,785	50,803
Other liabilities	30,539	26,700
Total liabilities	165,550	167,187

Stockholders’ equity	274,629	294,142
Total liabilities and stockholders’ equity	$440,179	$461,329

NEWS RELEASE - FEBRUARY 19, 2019

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands – Unaudited)

	Year Ended December 31,
	2018	2017
Cash Flows from Operating Activities:
Net income	$30,307	$21,075
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	29,806	30,516
Gain on insurance recovery	(307)	(2,848)
Proceeds from insurance recovery received for business interruption and destroyed inventory	266	2,867
Stock-based compensation expense	4,358	3,818
Deferred income taxes	(439)	5,559
Provision for doubtful accounts	68	224
Other	863	82
Changes in operating assets and liabilities:
Accounts receivable	535	1,820
Inventories	(2,403)	(2,112)
Customer deposits	(3,348)	2,890
Other assets and liabilities	9,196	(932)
Accounts payable and accrued liabilities	1,490	(10,502)
Net cash provided by operating activities	70,392	52,457

Cash Flows from Investing Activities:
Capital expenditures	(21,473)	(24,465)
Proceeds from sale of property and equipment	2,446	951
Proceeds from insurance for destroyed property and equipment	55	1,987
Net cash used in investing activities	(18,972)	(21,527)

Cash Flows from Financing Activities:
Construction allowance receipts	-	1,590
Payments on lease obligations	(3,788)	(3,482)
Excess tax benefit from stock-based plans	-	-
Dividend paid	(35,464)	(11,392)
Common stock repurchased and retired	(18,732)	-
Taxes on vested restricted shares	(1,233)	(1,555)
Net cash used in financing activities	(59,217)	(14,839)
Increase (decrease) in cash, cash equivalents and restricted cash equivalents	(7,797)	16,091
Cash, cash equivalents and restricted cash equivalents at beginning of year	87,606	71,515
Cash, cash equivalents and restricted cash equivalents at end of year	$79,809	$87,606

NEWS RELEASE - FEBRUARY 19, 2019

SG&A Expense Classification
We classify our SG&A expenses as either variable or fixed and discretionary.  Our variable expenses are comprised of selling and delivery costs.  Selling expenses are primarily compensation and related benefits for our commission-based sales associates, the discount we pay for third party financing of customer sales and transaction fees for credit card usage.  We do not outsource delivery, so these costs include personnel, fuel, and other expenses related to this function.  Fixed and discretionary expenses are comprised of rent, depreciation and amortization and other occupancy costs for stores, warehouses and offices, and all advertising and administrative costs.

Conference Call Information
The company invites interested parties to listen to the live audiocast of the conference call on February 20 at 10:00 a.m. ET at its website, havertys.com under the investor relations section. If you can not listen live, a replay will be available on the day of the conference call at the website or via telephone at approximately 1:00 p.m. ET through February 27. The number to access the telephone playback is 1-888-203-1112 (access code: 6782950).

About Havertys
Havertys (NYSE: HVT and HVT.A), established in 1885, is a full-service home furnishings retailer with 120 showrooms in 16 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle to upper-middle price ranges.  Additional information is available on the company’s website, havertys.com.

Safe Harbor
This press release includes statements that constitute forward-looking statement within the meaning of the federal securities laws.  Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which are not historical in nature. We intend for all forward-looking statements contained herein or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Forward-looking statements may relate to, for example, future operations, financial condition, economic performance (including gross profit margins and expenses), capital expenditures, and demand for our products.  The company cautions that its forward-looking statements involve risks and uncertainties, and while we believe that our expectations for the future are reasonable in view of currently available information, you are cautioned not to place undue reliance on our forward-looking statements. The company assumes no obligation for updating such forward-looking statements. Actual results or events may differ materially from those indicated as a result of various important factors.  Such factors may include, among other things, the state of the economy; state of the residential construction and housing markets; the consumer spending environment for big ticket items; effects of competition; management of relationships with our suppliers and vendors and disruptions in their operations; the imposition of tariffs and the effect of retaliatory trade measures; new regulations or taxation plans, as well as other risks and uncertainties discussed in the company's Annual Report on Form 10-K and from time to time in the company's filings with the SEC.

Contact:
Havertys 404-443-2900
Richard B. Hare
EVP & CFO
Jenny Hill Parker
SVP, Finance, Secretary and Treasurer

SOURCE:  Havertys